Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
Net Income–As Reported (See Notes)	2020	2019	2020	2019
Traditional Electric Operating Companies	$645	$782	$1,287	$1,346
Southern Power	63	174	138	230
Southern Company Gas	71	106	346	376
Total	779	1,062	1,771	1,952
Parent Company and Other	(167)	(163)	(291)	1,030
Net Income–As Reported	$612	$899	$1,480	$2,982

Basic Earnings Per Share[1]	$0.58	$0.86	$1.40	$2.86
Average Shares Outstanding (in millions)	1,058	1,044	1,057	1,041
End of Period Shares Outstanding (in millions)			1,056	1,045

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income–Excluding Items (See Notes)	2020	2019	2020	2019
Net Income–As Reported	$612	$899	$1,480	$2,982
Less:
Acquisition and Disposition Impacts[2]	—	(18)	38	2,481
Tax Impact	—	67	(16)	(1,122)
Estimated Loss on Plants Under Construction[3]	(152)	(8)	(155)	(13)
Tax Impact	39	2	40	3
Wholesale Gas Services[4]	(31)	29	—	93
Tax Impact	8	(6)	—	(23)
Asset Impairment[5]	(154)	—	(154)	—
Tax Impact	80	—	80	—
Net Income–Excluding Items	$822	$833	$1,647	$1,563

Basic Earnings Per Share–Excluding Items	$0.78	$0.80	$1.56	$1.50
-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights
Notes
(1)	For the three and six months ended June 30, 2020 and 2019, dilution does not change basic earnings per share by more than $0.02 and is not material.
(2)
Earnings for the six months ended June 30, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Earnings for the three months ended June 30, 2019 primarily include a $23 million pre-tax ($88 million after-tax) gain on the sale of Southern Power Company's Plant Nacogdoches and a $32 million pre-tax and after-tax goodwill impairment charge in contemplation of the sale of the utility infrastructure services business unit of PowerSecure, Inc. Earnings for the six months ended June 30, 2019 also include a preliminary $2.5 billion pre-tax ($1.3 billion after-tax) gain on the sale of Gulf Power Company.

(3)
Earnings for the three and six months ended June 30, 2020 and 2019 include charges, associated legal expenses, and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Earnings for the three and six months ended June 30, 2020 also include a $149 million pre-tax ($111 million after-tax) charge for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4, which significantly impacted earnings and earnings per share. Mississippi Power Company expects to substantially complete mine reclamation activities in 2020 and dismantlement of the abandoned gasifier-related assets and site restoration activities in 2025. The additional pre-tax period and closure costs associated with these activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, are estimated to total up to $11 million for the remainder of 2020, $16 million in 2021, and $11 million to $13 million annually in 2022 through 2025. Further charges for Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges are uncertain.

(4)
Earnings for the three and six months ended June 30, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(5)	Earnings for the three and six months ended June 30, 2020 include a pre-tax impairment charge of $154 million ($74 million after tax) related to a leveraged lease.